SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            Form 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 23, 1999




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.


1-11375       UNICOM CORPORATION                        36-3961038
             (an Illinois corporation)
             37th Floor, 10 South Dearborn Street
             Post Office Box A-3005
             Chicago, Illinois 60690-3005
             312/394-7399


1-1839        COMMONWEALTH EDISON COMPANY               36-0938600
            (an Illinois corporation)
            37th Floor, 10 South Dearborn Street
            Post Office Box 767
            Chicago, Illinois 60690-0767
            312/394-4321





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Item 5.  OTHER EVENTS.

SETTLEMENT WITH CITY OF CHICAGO

     On March 23, 1999, Commonwealth Edison Company ("ComEd") announced that it had reached a settlement agreement with the City of Chicago, Illinois (the "City") to end the arbitration proceeding between ComEd and the City regarding the January 1, 1992 franchise agreement and a supplemental agreement between them. Under the terms of the settlement agreement, the pending arbitration is to be dismissed with prejudice and the City is to release ComEd from all claims the City may have under the supplemental agreement. The settlement agreement is subject to the approval of the City Council.

     As part of the settlement agreement, ComEd and the City have agreed to a revised combination of ongoing work under the franchise agreement and new initiatives that will result in more than $1 billion in defined expenditures by ComEd to improve electric service in the City, including approximately $547 million in expenditures to date. The additional expenditures include upgrades to distribution substations, enhancements to transmission circuits, and enhancements to the distribution system. These investments, which are estimated to total $341 million, must be made through 2004. The settlement agreement provides that ComEd will be subject to liquidated damages if the projects are not completed by various dates, unless it is prevented from doing so by events beyond its reasonable control. The settlement agreement contains provisions regarding both regular reporting of the status of its implementation and dispute resolution.

     The settlement agreement also contains several provisions regarding new environmental initiatives. ComEd has agreed to spend $12 million by the end of 2004 to purchase and install within the City at least 750 kW of solar photovoltaic equipment. In addition, ComEd has agreed to implement new demand-side initiatives with the goal of reducing its peak summer load in 1999 and 2000 by an estimated 75 MW.

     ComEd and the City have also agreed as part of the settlement agreement to establish an Energy Reliability and Capacity Account (the "Reliability Account") to help ensure an adequate and reliable electric supply for the City. ComEd must deposit $25 million into the Reliability Account within ten business days after the effective date of the settlement agreement and up to $25 million at the end of each of the years 2000, 2001 and 2002.

     ComEd's current construction budget considers the expenditures discussed above related to transmission and distribution projects, and therefore, no changes to that budget are expected. However, ComEd does expect to record a charge to earnings of approximately $18 million (after-tax), in the first quarter of 1999, primarily related to its obligation to establish and contribute to the Reliability Account.

     In addition, as part of the agreement relating to the sale of ComEd's fossil generation business, the buyer has agreed to install 500 MW of new gas-fired generating capacity within the City within four years of the closing of the sale; otherwise, ComEd will be required to install such capacity. The City has also agreed in the settlement agreement to support ComEd's sale of its Fisk Generating Station, Crawford Generating Station and Calumet peaking generating units.

                           SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                      UNICOM CORPORATION
                                          (Registrant)


Date: March 23, 1999         By:        John C. Bukovski
                                    ------------------------
                                        John C. Bukovski
                                     Senior Vice President





                                   COMMONWEALTH EDISON COMPANY
                                          (Registrant)


Date: March 23, 1999          By:       John C. Bukovski
                                    -------------------------
                                        John C. Bukovski
                                     Senior Vice President